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                                                                 Exhibit 10.13

                               [ADFORCE LOGO]


December 11, 1998

Harish Rao
605 Towle Way
Palo Alto, CA 94306

Dear Harish:

AdForce (the "Company") is pleased to offer employment to you on the following terms and conditions:

     1. POSITION. You will serve in a full-time capacity in the position of Executive Vice President of Technology and Operations. Your primary duties will be to bring structure, productivity and product strategy to the Software Engineering and Operations Organizations (a more detailed description of the duties will follow in a separate document) as well as perform other duties typical and standard of an Executive Vice President of Technology and Operations. You will report to Charles W. Berger, the Chief Executive Officer and Chairman of the Board of the Company.

     2. COMPENSATION. You will be paid an annual salary of $215,000 payable in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. Your compensation will include a performance based bonus of $50,000 when mutually agreed upon objectives have been met.

     3. BENEFITS. As an employee of the Company, you will be entitled to participate in the Company's health insurance, vacation, and employee benefit plans. A copy of the ADFORCE benefit program is attached hereto as ATTACHMENT 1.

     4. OPTIONS. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 360,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share on the date the option is granted. The option will be subject to the usual terms and conditions applicable to options granted under an option plan of the Company. The option will be immediately exercisable and the purchasable shares will be subject to repurchase by the Company at the exercise price. The Company's repurchase right will lapse and you will vest in 33% of the option shares after one year of service and the balance will vest monthly over the next twenty-four months, as set forth in the applicable agreement. Options vested start date is effective on employee's date of hire.

     5. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As with all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as ATTACHMENT 2.


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     6.   PERIOD OF EMPLOYMENT.  Your effective hire date will be January 11,
1999 or before, with a probationary period of 90 days. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and approved by the Company's Board of Directors.

     7. OUTSIDE ACTIVITIES. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or any other gainful employment, business or activity, without the written consent of the Company. You also will not assist any person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

     8. OTHER. This offer is contingent upon verification of acceptable reference checks and expires on Friday, January 1, 1999.

     9. ENTIRE AGREEMENT. This letter and all of the exhibits attached hereto contain all the terms of your employment with the Company and supersede any prior representations or agreements, whether oral or written, between you and the Company.

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me.


                                        Very truly yours,

                                        ADFORCE



                                    By: /s/ Charles W. Berger
                                        ---------------------------------
                                        Charles W. Berger
                                        Chairman and C.E.O.


I Have Read And Accepted This Employment Offer:


/s/ Harish Rao
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Name

Date: Dec 28, 1998
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